Exhibit 99.1

Clovis Oncology Announces Debt Refinancing Transaction

Boulder, CO, January 7, 2020 – Clovis Oncology, Inc. (NASDAQ: CLVS) (the “Company”) announced today that on January 6, 2020 it priced a registered direct offering (the “Share Offering”) of an aggregate of 17,777,679 shares (the “Shares”) of its common stock at a price of $9.25 per share to a limited number of holders (the “Holders”) of its 4.50% Convertible Senior Notes due 2024 (the “2024 Notes”). The Company intends to use the proceeds of the Share Offering to repurchase from such Holders an aggregate of $123,417,000 principal amount of its 2024 Notes (the “Note Repurchase”, and collectively with the Share Offering, the “Transactions”) in privately negotiated transactions. J.P. Morgan and BofA Securities acted as the exclusive agents to the Company in connection with the Transactions.

On a net basis, the Company will not receive any proceeds from the Transactions and will pay customary fees and expenses in connection therewith. Therefore, the Transactions will not have a material impact on the Company’s cash position. Following the Note Repurchase, an aggregate of $139,583,000 principal amount of the Company’s 2024 Notes will be outstanding.

The Share Offering is expected to close on January 8, 2020, subject to customary closing conditions. The Note Repurchase is expected to close promptly following the closing of the Share Offering, subject to customary closing conditions.

The Share Offering is being offered pursuant to an effective shelf registration statement that Clovis has filed with the Securities and Exchange Commission (“SEC”). The offering is being made only by means of a prospectus supplement and the related prospectus relating to such offering. Copies of the prospectus supplement and related prospectus relating to the Share Offering may be obtained free of charge when it is available by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado with additional office locations in the U.S. and Europe.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Such forward-looking statements involve substantial risks and uncertainties that could cause Clovis Oncology’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the conditions affecting the capital markets, general economic, industry, or political conditions, and the satisfaction of customary closing conditions related to the proposed Transactions. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Clovis Oncology’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other reports filed with the Securities and Exchange Commission.

Contacts:
Anna Sussman	Breanna Burkart
303.625.5022	303.625.5023
asussman@clovisoncology.com	bburkart@clovisoncology.com

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